TASTY BAKING COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT





The Registrant owns, directly or indirectly, 100% of the outstanding capital stock of the following subsidiaries:



      Business Name of Corporation            Jurisdiction of Incorporation

      TBC Financial Services, Inc.                         Pennsylvania
      Tasty Baking Oxford, Inc.                            Pennsylvania
      Tastykake Investment Company                         Delaware


The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.